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                                                                    Exhibit 11.0
                    PAMRAPO BANCORP, INC. AND SUBSIDIARIES
              STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
              -----------------------------------------------


                                                          Three Months Ended
                                                            March 31, 1998
                                                          ------------------

Net income                                                     $1,154,985
                                                               ==========

Weighted average shares outstanding - basic and diluted         2,842,924
                                                               ==========

Basic and diluted earnings per share                           $     0.41
                                                               ==========

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